Press Release	Exhibit 99.1

New South Bancshares, Inc. (the “Company”) reported net income of $4.208 million for the third quarter of 2003 and $9.406 million for the nine months ended September 30, 2003. Third quarter net income is 24.4% higher than third quarter net income for 2002. Total assets were $1.379 billion at September 30, 2003.

“We are particularly pleased with our earnings this quarter.” comments New South President and CEO Rob Couch, “This 24 percent increase is due in large part to our strong origination activity. With rates gradually increasing, the refinance boom is beginning to slow, therefore it is encouraging to have such a solid third quarter.”

New South Bancshares, Inc. is a unitary thrift holding company headquartered in Birmingham, Alabama. It has Trust Preferred Securities traded on the American Stock Exchange (NBS.Pr.A.). New South is the largest thrift in Alabama and operates loan offices throughout the southern half of the United States. The Company’s operations involve various types of lending and deposit products including residential mortgage lending, automobile installment lending, residential construction and land development lending, certificates of deposit and money market accounts.